STOCK PURCHASE AND SALE AGREEMENT



     This STOCK PURCHASE AND SALE AGREEMENT is entered into this 21st day of October, 1997 by and between USX CORPORATION, a Delaware corporation ("USX") and KOCH MIDSTREAM ENTERPRISES, INC., a Delaware corporation ("Buyer").

                                   WITNESSETH

     Whereas: USX owns all of the issued and outstanding stock of Delhi Gas Pipeline Corporation and certain other subsidiaries as listed on Attachment I (collectively the "Subject Companies") which engage in the purchasing, gathering, processing, treating, transporting and marketing of natural gas;

     Whereas: Pursuant to USX's Restated Certificate of Incorporation, USX has issued and outstanding a class of common stock titled USX--Delhi Group Common Stock (the "USX--Delhi Group Stock") which is intended to reflect the financial position, results of operations and cash flows of the business of the Subject Companies, including the effect of attributing a portion of financial activities, tax effects, corporate general and administrative costs and certain other assets or liabilities primarily attributable to headquarters' functions of USX ("Delhi Group") which results are reported in annual audited and quarterly unaudited financial statements prepared by USX (the "Delhi Group Statements");

     Whereas: Buyer is an indirect wholly owned subsidiary of Koch Industries, Inc., a Kansas corporation ("Koch"); and

     Whereas: USX desires to sell and Buyer desires to purchase all of the issued and outstanding stock of the Subject Companies the exact number of shares of which is indicated on Attachment I (the "Subject Company Stock").


                                    Article I

                   Purchase and Sale of Subject Company Stock

     1.1 Purchase and Sale. Subject to the terms and conditions hereof USX agrees to sell transfer and assign and Buyer agrees to purchase and assume ownership of the Subject Company Stock.
                                       -1-
     1.2  Purchase Price.

          (a) The purchase price for the Subject Company Stock will be $762,000,000, adjusted by any adjustment pursuant to (b), (c) and (e) below, payable by wire transfer of immediately available United States dollars (the "Purchase Price").

          (b) The Purchase Price will be reduced by (i) the amounts of current liabilities (except for accrued taxes) in excess of current assets as of the Effective Date and (ii) any deferred credits and other long term liabilities as of the Effective Date that remain the responsibility of the Subject Companies as set forth under column G of Schedule 4.4.

          (c) The Purchase Price will be increased by (i) the amount of current assets in excess of current liabilities (except for accrued taxes) as of the Effective Date as set forth under column G of Schedule 4.4 and (ii)deferred credits as of the Effective Date for which the Subject Companies will not be obligated to make payments to anyone pursuant to Section 4.4.1 (g).

          (d) There shall be no adjustment to the Purchase Price for accrued taxes which appear in Column G of Schedule 4.4 or for deferred income taxes.

          (e) In connection with the existing authorizations for 1997 spending for the South Texas expansion project (the "Project"), there shall be a purchase price adjustment equal to the amount of expenditures remaining to be made under such existing authorizations after the Effective Date. Remaining expenditures shall exclude all amounts which are accrued on the books of the Subject Companies as of the Effective Date.

     1.3 Allocation. The Purchase Price will be allocated as set forth in the Tax Matters Agreement


                                   Article II

                         Representations and Warranties

     2.1 Representations and Warranties of USX. USX represents and warrants to Buyer the following:

          2.1.1     Existence and Organization.

               (a) Each of USX and the Subject Companies is a corporation duly incorporated validly existing and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where such qualification is required to carry out its obligations hereunder or where the failure to be so qualified would result in a material adverse effect on the
                                       -2-
business, properties, financial condition or results of operations of the Subject Companies, taken as a whole. For purposes of this Agreement, "material adverse effect" shall not include effects resulting from (i) changes in general economic or business conditions or in the gas industry specifically, (ii) changes in laws and regulations impacting the gas industry generally or (iii) the impact on the Company's business of the loss or reduction of any customer or supplier relationship or the resignation of any employee resulting from the transactions contemplated by this Agreement.

               (b) USX has previously delivered to Buyer complete and accurate copies of the Certificate of Incorporation, By-laws or other constituent document of each of the Subject Companies (the "Constituent Documents"). No amendments or modifications thereto have been adopted or are contemplated and each remains in full force and effect on the date hereof.

               (c) None of the Subject Companies is the subject of any voluntary or involuntary bankruptcy, liquidation, reorganization, or dissolution and none is contemplated.

               (d) The authorized capital stock of each of the Subject Companies is as set forth in the Constituent Documents and the number of shares outstanding for each Subject Company as of the date hereof is set forth in Attachment I. There are no options, warrants, or other rights outstanding obligating any of the Subject Company's to issue any shares of its capital stock.

          2.1.2     Corporate Authority.

               (a) Each of USX and the Subject Companies has full power and authority to own its properties and to conduct its business and operations as currently conducted.

               (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been approved by the Board of Directors of USX and no shareholder or other corporate approval or action is required on the part of USX or any of the Subject Companies. This Agreement constitutes a legal valid and binding obligation of USX enforceable against it in accordance with its terms.

          2.1.3 Conflicts and Consents. The execution and delivery by USX of this Agreement and the consummation of the transactions contemplated herein does not conflict with, violate, constitute an event of default, require the consent of any government entity or result in the creation of a lien or encumbrance under (a) the Constituent Documents of USX or any of the Subject Companies; (b) any law, regulation, ordinance, judicial decree or administrative order binding upon USX, the Subject Companies or their respective properties except for approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") and (c) any mortgage, indenture, lease, contract or other agreement binding upon USX, any Subject Company or their respective properties, except with respect to clause(c) for such
                                       -3-
 violations or defaults which would not have a material adverse effect on the business, properties, financial condition or results of operation of the Subject Companies, taken as a whole, and assuming that there are no facts or circumstances concerning Buyer or its affiliates that require registration or filing with the Federal Energy Regulatory Commission or any state public utility agency.

         2.1.4 Subject Company Stock. Each share of Subject Company Stock (a) has been duly and validly authorized and issued, is fully paid and non assessable and is not the subject of any preemptive or other right; and (b) is legally and beneficially owned by USX on the date hereof free and clear of any lien, encumbrance or other claim.

          2.1.5 USX Disclosure Documents. USX has previously delivered to Buyer true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 1996; Quarterly Reports on Form 10-Q for the Quarters ended March 31 and June 30, 1997 and the Current Reports on Form 8-K dated May 15, 1997 and May 16, 1997 (the "USX Disclosure Documents"). The USX Disclosure Documents conform in all material respects to the requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"). As of the dates of such documents, as they relate to the Delhi Group, and assuming that the Delhi Group was an independent reporting company under the Exchange Act unaffiliated with the Marathon Group or the U.S. Steel Group, the USX Disclosure Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading.

          2.1.6 Financial Statements. The consolidated financial statements of USX and the Delhi Group Statements contained in the USX Disclosure Documents were prepared in accordance with generally accepted accounting principles consistently applied (except for changes noted therein, if applicable) and fairly present in all material respects the financial position of USX on a consolidated basis and of the Delhi Group, as the case may be, as of the dates thereof and the results of operations and statement of cash flows of USX on a consolidated basis and of the Delhi Group, as the case may be, for the periods ended on such dates subject in the case of unaudited interim financial statements to normal year end adjustments. To the knowledge of USX, Price Waterhouse, LLP, whose report on the annual financial statements contained therein, are independent public accountants as defined by regulations of the Securities and Exchange Commission.

          2.1.7     Legal Proceedings and Violations.

               (a) Except as disclosed in the USX Disclosure Documents, (i) there are no legal proceedings pending, or to the knowledge of USX, threatened, against any of the Subject Companies which, individually or in the aggregate, if adversely decided, would have a material adverse effect on the business, properties, financial condition or results of operations of the Subject Companies, taken as a whole; (ii) none of the Subject Companies is in violation of any law, regulation, ordinance, judicial decree or administrative order (including, but not limited to, any environmental or employee
                                       -4-
benefit law) which violation, individually or in the aggregate, would have a material adverse effect on the business, properties, financial condition or results of operation of the Subject Companies, taken as a whole and (iii) each of the Subject Companies has all licenses, permits and other governmental grants of authority ("Permits") necessary to own its respective assets and conduct its business as currently conducted except for the absence of Permits which, individually or in the aggregate, would not have a material adverse effect on the business, properties, financial condition or results of operation of the Subject Companies, taken as a whole.

               (b) USX has previously delivered to Buyer a complete and accurate list of all current actions, lawsuits, investigations, audits (other than tax audits), proceedings pending (or, to USX's knowledge, threatened) against or involving the Subject Companies or the assets of the Subject Companies before any arbitrator or federal, state or municipal court, department, board, agency or instrumentality.

          2.1.8 Changes Since June 30, 1997. Except as disclosed in the USX Disclosure Documents or as set forth in Schedule 2.1.8, since June 30, 1997, (a) the business of the Subject Companies has been conducted in the ordinary course, consistent with past practice; (b) none of the Subject Companies or their respective properties has suffered any fire, loss or other casualty that has resulted in or is likely to result in the future in a material adverse effect on the business, properties, financial condition or results of operation of the Subject Companies, taken as a whole; and (c) there has not occurred any condition that has, had, or with the passage of time, the giving of notice or both, will have a material adverse effect on the business, properties financial condition or results of operation of the Subject Companies taken as a whole.

          2.1.9     Benefit Plans.

               (a) USX has previously delivered to Buyer complete and accurate copies of all pension, retirement, profit sharing, Section 401(k), thrift-savings, individual retirement account, excess benefit plan, deferred compensation (other than the deferred compensation agreement of the former Texas Oil and Gas Corporation dated as December 1, 1985 which has been assumed by
USX), incentive compensation, stock bonus, stock option, restricted stock, cash bonus, employee stock ownership (including, without limitation, payroll related employee stock ownership), severance pay, cafeteria, flexible compensation, life insurance, medical, dental, disability, or vacation plans or arrangements of any kind and any other Employee Pension Benefit Plan or Employee Welfare Benefit Plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 "ERISA"), incentive compensation plan or fringe benefit or any combination of the foregoing established, maintained, sponsored, contributed to or otherwise participated in by any of the Subject Companies for any of its current or past employees.

               (b) USX has previously delivered to Buyer complete and accurate copies of all outstanding employment or consulting, severance or termination agreements
                                       -5-
 or other similar commitments which cover any current or past officer or employee of the Subject Companies.

          2.1.10    Material Contracts.

               (a) USX previously delivered to Buyer complete and accurate copies of all Material Contracts, as hereinafter defined. All Material Contracts are in full force and effect and neither USX nor the Subject Companies have given or received written notice of any event of force majeure, breach, default or condition which with the passage of time, the giving of notice or both would constitute a breach or default.

               (b) Material Contracts shall mean any contract, indenture, purchase order or other agreement to which any Subject Company is a party and which (i) is outside of the ordinary course of business; (ii) one of the five largest in terms of year to date 1997 transaction dollars for each of the purchase, sale or transportation of any of natural gas, natural gas liquids, condensate or sulphur; (iii) involves expenditures or receipts by the Subject Companies of more than $1,000,000 other than those for the purchase, sale or transportation of natural gas, natural gas liquids, condensate sulphur or electric power and (iv) any contract with an affiliate of USX other than those for the purchase, sale or transportation of natural gas, natural gas liquids, condensate, sulphur or electric power.

          2.1.11 Insurance. USX has previously delivered to Buyer a list of all liability or property insurance currently in effect covering the Subject Companies.

          2.1.12 Title to Properties. The Subject Companies own or lease all of their assets, including rights of way, free and clear of any and all security interests, mortgages or other monetary lien, except for precautionary, security interest filings in connection with leases, matters previously disclosed in writing to Buyer or other matters which individually or in the aggregate would not have a material adverse effect on the business, properties financial condition or results of operation of the Subject Companies taken as a whole.

          2.1.13 Condition and Sufficiency of Assets. The physical condition of the assets owned or leased by the Subject Companies (a) are adequate for the uses to which they are being put; (b) are in good operating condition consistent with their age; and (c) have been maintained consistent with standard practice in the natural gas industry except in each case for such defects which, individually or in the aggregate, would not have a material adverse effect on the business, properties, financial condition or results of operation of the Subject Companies taken as a whole.

          2.1.14 Accounts Receivable. All accounts receivable of the Subject Companies that are reflected in the accounting records of the Subject Companies represent obligations of the customer arising from sales actually made in the ordinary course of business. The reserves established in relation to such accounts were established consistent with past practice and such reserves have historically been sufficient.
                                       -6-
          2.1.15 Gas Purchase Contracts. As of the date of this Agreement, the Subject Companies' natural gas throughput exceeds 1.2 TBtu/day and, to the best of the Subject Companies' knowledge after due inquiry, of this amount approximately 12% is under contracts that have expiration dates between October 1, 1997 and September 30, 1998.

          2.1.16 Imbalances. Imbalances receivable and payable as recorded on the balance sheets of the Subject Companies reflects net cash or volumes to be received or paid by the Subject Companies.

     2.2 Representations and Warranties of Buyer. Buyer represents and warrants to USX the following:

          2.2.1 Existence and Organization. Buyer and Koch are corporations duly incorporated validly existing and in good standing under the law of the state of their incorporation and are duly qualified and in good standing as a foreign corporation in each jurisdiction where such qualification is required to carry out its obligations hereunder.

          2.2.2     Corporate Authority.

               (a) Buyer and Koch each has full power and authority to own its properties and to conduct its business and operations as currently conducted.

               (b) The execution and delivery of this agreement and the consummation of the transactions contemplated herein have been approved by the Boards of Directors of Buyer and Koch and no shareholder or other corporate approval or action is required on the part of Buyer and Koch. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms and of Koch as to Section 4.6 hereof as to which it is a party.

          2.2.3 Conflicts and Consents. The execution and delivery by Buyer and Koch of this Agreement and the consummation of the transactions contemplated herein does not conflict with, violate, constitute an event of default, require the consent of any government entity or result in the creation of a lien or encumbrance under (a) the Constituent Documents of Buyer or Koch ; (b) any law, regulation, ordinance, judicial decree or administrative order binding upon Buyer or Koch or its properties except for approvals required under HSR and (c) any material mortgage, indenture, lease, contract or other agreement binding upon Buyer or its properties except with respect to clause (c) for violations or defaults which will not have a material adverse effect on the financial position or results of operation of Koch taken as a whole and assuming that there are no facts or circumstances concerning USX or its affiliates that require registration or filing with the Federal Energy Regulatory Commission or any state public utility agency.
                                       -7-

          2.2.4 Investment Intent. Buyer is acquiring the Subject Company Stock for its own account for investment purposes with no intent to engage in a distribution or public offering thereof.

          2.2.5 Financing. Buyer has available to it sufficient funds to permit Buyer to purchase the Subject Company Stock and to consummate the transactions contemplated herein.

          2.2.6 Ownership of USX Shares. Neither Buyer, Koch nor any subsidiary of Koch beneficially owns any shares of USX Delhi Group Stock, and in the aggregate own more than 5% of the outstanding shares of any other series or class of USX capital stock.

          2.2.7 Ownership of Buyer. Buyer is an indirect wholly owned subsidiary of Koch. Koch owns the Buyer for its own account for investment purposes with no intent to engage in a distribution or public offering thereof.

     2.3 Representations Exclusive. The representations and warranties of USX, Koch and Buyer contained herein are the sole and exclusive representations and warranties of each party and USX represents to Buyer, and Buyer represents to USX, that such party has not relied upon any other representation or warranty, whether expressed or implied.


                                   Article III

                                    Covenants

     3.1  Covenants of USX.  USX covenants and agrees as follows:

          3.1.1 Interim Operations. From the date hereof USX agrees that, subject to the prior consent of Buyer (which consent shall not be unreasonably withheld or delayed), that it will cause each of the Subject Companies to:

               (a) Conduct their business and maintain their assets only in the ordinary course and consistent with past practice;

               (b) Duly and punctually pay and perform all of its contractual obligations in accordance with the terms thereof;

               (c) Not to sell, pledge or assign any of the Subject Company Stock nor issue or agree to issue any share of capital stock of any of the Subject Companies;

               (d) Not amend any of the Constituent Documents of any of the Subject Companies;
                                       -8-
               (e) Not acquire any assets or the securities of any person other than in the purchase of natural gas and supplies in the ordinary course of business consistent with past practice or, in the case of other items, would involve a purchase price of more than $150,000;

               (f) Not dispose of any assets other than the sale of natural gas, natural gas liquids, condensate, sulphur or electric power in the ordinary course of business consistent with past practice or, in the case of other items, would involve a purchase price of more than $150,000;

               (g) Not (i) make any capital expenditures greater than $10,000 for any item or $100,000 in the aggregate other than amounts and items included in the 1997 Capital Plan, a copy of which has been supplied to Buyer or (ii) cancel or materially delay any capital expenditure underway on the date hereof;

               (h) Not enter into any contract or agreement that would constitute a Material Contract or for a term longer than 12 months (assuming that all cancellation rights are promptly exercised on the Closing Date or as soon thereafter as possible);

               (i) Not establish nor amend any employee benefit plan except as contemplated in Section 4.2 hereof;

               (j) Not grant any salary or wage increase or pay any bonus except for increases granted to non-officers in accordance with the Subject Companies existing programs or as contemplated in Section 4.2 hereof;

               (k) Not incur, guarantee or become liable for any indebtedness for money borrowed other than to USX or wholly-owned subsidiaries of USX and guarantees made by one of the Subject Companies for the benefit of another of the Subject Companies;

               (l) Not declare, set aside, pay or make any distribution in respect of any of its capital stock or purchase, redeem, otherwise acquire any of its capital stock (except as authorized by Section 4.4 hereof); or

               (m) Not authorize, agree with any person nor make any commitment to do any of (c) through (l) above.

          3.1.2 Access to Information. Until the Closing Date, allow Buyer and Buyer's accountants and counsel, reasonable access during normal business hours to all of the properties, books and records of the Subject Companies and to hold discussions with the officers and senior employees of the Subject Companies. All such visits and discussions shall be conducted during normal business hours and shall be coordinated in advance with such person as may be designated by USX.
                                       -9-
          3.1.3 Further Assurances. After the Closing Date, undertake at its sole cost any action reasonably requested by Buyer to further vest in Buyer ownership of the Subject Company Stock free and clear of any lien or encumbrance.

          3.1.4 Accounts Receivable Financing. USX shall cause the release of the lien on the receivables of the Subject Companies granted pursuant to USX's accounts receivable sales program.

     3.2  Covenants of Buyer.  From the date hereof, Buyer agrees that it will:

          3.2.1 Due Diligence Activities. All information received by Buyer in connection with the transaction contemplated herein, including its due diligence activities, shall be treated in accordance with the Confidentiality Agreement between USX and Koch dated September 5, 1997 (the "Confidentiality Agreement") and, in the event that the Closing does not occur, all information and material received shall be returned to USX in accordance with the Confidentiality Agreement.

          3.2.2 Stock Acquisition. Abide by the provisions regarding acquisition of USX securities set forth in the Confidentiality Agreement.

          3.2.3 Closing of Financial Books and Access to Records. After the Closing Date, Buyer shall provide USX with access to all records and the cooperation of all employees of the Subject Companies as may be reasonably necessary in connection with the final closing of the financial books of the Subject Companies as USX Subsidiaries; the preparation of year-end or interim period financial statements for periods during which the Subject Companies were USX Subsidiaries; the calculation of dividends or redemption payments required to be paid to the holders of USX--Delhi Group Stock; preparation of tax returns and any administrative or judicial proceeding relating to taxes.

     3.3  Joint Covenants.  USX and Buyer agree that:

          3.3.1 Government Filings. Promptly upon the execution of this Agreement, USX and Buyer shall make all filings required under HSR with the Federal Trade Commission and the Department of Justice.

          3.3.2 Consents. If Buyer identifies any contract or business relationship between any of the Subject Companies and any third party or any Permit as to which Buyer would like to obtain the consent of such third party or government authority to this transaction, Buyer shall notify USX and USX and Buyer shall use all commercially reasonable efforts to obtain such consent, provided that the failure to obtain any such consent (other than to a Material Contract) shall not be a condition precedent to the consummation of the transaction contemplate herein.
                                      -10-

          3.3.3 Notification. Each will promptly notify the other in writing if it becomes aware of any fact or condition which makes untrue, or shows to have been untrue when made, any representation or warranty made by such party in this Agreement.

          3.3.4 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party shall use all commercially reasonable efforts to cause the Closing to occur and to fulfill all of its obligations hereunder.

          3.3.5 Replacement of Guarantees. Each party will use commercially reasonable efforts to cause USX to be released on the Closing Date from all guarantees, letters of credit and other financial obligations entered into by USX for the benefit of the Subject Companies other than guarantees or letters of credit outstanding on the date hereof to the extent they relate to existing contracts of the electric power marketing business.


                                   Article IV

                            Certain Other  Agreements

        4.1 Tax Matters. USX and Buyer shall elect, for federal income tax purposes, to treat the purchase and Sale of Subject Company Stock as a purchase and sale of Subject Company assets pursuant to Internal Revenue Code Section 338(h)(10) so as to provide Buyer with a stepped-up tax basis in Subject Company assets, as more particularly set forth in the Tax Matters Agreement attached hereto as Attachment II. Simultaneously with the execution hereof, the parties shall execute the Tax Matters Agreement.

     4.2  Employee Matters.

          (a) USX and Buyer by letter dated of even date herewith have designated certain employees of the Subject Companies (the "Designated Employees"). USX may discuss with any Designated Employee the possibility of transferring such Designated Employee to USX or a subsidiary of USX. Prior to the Closing (or such latter date that may be reasonably agreed by USX and Koch), USX may transfer to its payroll or to one of its subsidiaries any or all of the Designated Employees. Except for the Designated Employees or employees who are terminated by Buyer, USX agrees that for a period of two years it will not, and it will cause its subsidiaries not to, employ any person who at the date hereof was an officer of any of the Subject Companies or was an employee receiving a salary of more than $ 75,000 per year, provided this covenant shall not apply to any person whose employment is terminated by any of the Subject Companies, including, for purposes of this Section 4.2, any person whose employment by the Subject Companies ends as the result of such person declining a transfer to another position with the Subject Companies, Buyer or any affiliate of Buyer.
                                      -11-

          (b) USX shall be responsible for the settlement of all stock options to purchase USX--Delhi Stock or restrict stock grants of USX--Delhi Stock granted to employees or former employees of USX and its affiliates including the Subject Companies.

          (c) USX shall amend or cause to be amended the 1986 Stock Option Incentive Plan, and the 1990 Stock Plan, to treat continuous employment after the Closing Date with the Buyer, any Subject Company or any subsidiary of the Buyer as employment by USX or one of its subsidiaries for eligibility and vesting purposes under such plans provided that USX shall make no further grants or contributions thereunder in respect of employees of the Subject Companies.

          (d) Promptly following the Closing Date, the Subject Companies shall commence all actions necessary to cause the Amended and Restated Retirement Plan for Employees of Delhi Gas Pipeline Corporation (the "Plan") to transfer to a pension plan sponsored by USX or an affiliate those portions of the Plan's assets attributable (i) to accrued benefits for the approximately three hundred current employees of USX affiliates, other than the Subject Companies and (ii) to the accrued benefits for any of the Designated Employees transferred to USX or a subsidiary of USX pursuant to Section 4.2 (a) who have accrued benefits under the Plan (the collectively "Former Employees"). In connection with such transfer, USX shall cause the receiving plan to assume all obligations the Plan has to provide benefits to the Former Employees.

     4.3  Alternative Proposals.

          (a) After the date hereof and prior to the termination of this Agreement in accordance with Section 6.3 hereof, USX agrees that neither it nor any of its directors, officers, employees, agents or representatives (including any investment banker, attorney or accountant retained by USX) will directly or indirectly initiate, solicit, engage or make inquiries concerning any proposal or offer to acquire all or a substantial part of the Subject Company Stock; or the business and assets of the Subject Companies whether by purchase of assets, merger, tender offer or otherwise; or of USX--Delhi Stock, other than the sale thereof pursuant to existing stock option, 401K or other employee benefit plans (collectively an "Alternative Transaction").

          (b) Notwithstanding the provisions of (a) above, in response to an unsolicited proposal or indication of interest for or with respect to a potential Alternative Transaction (an "Alternative Proposal"), USX may (i) engage in discussions and negotiations concerning such Alternative Proposal with the person making it and (ii) subject to the execution by USX and such person of a confidentiality agreement substantially similar to the Confidentiality Agreement, disclose to such person material non-public information concerning the Subject Companies provided that such activities are undertaken only if in the reasonable good faith business judgment of USX's Board of Directors (the "Board"), including the advice of such in house or outside counsel as the Board may consult, undertaking such activities would be consistent with the Board's fiduciary duties to the holders of USX--Delhi Stock.
                                      -12-
          (c) USX shall immediately notify Buyer of the receipt of any Alternative Proposal or any request for non public information in connection with an Alternative Proposal and shall keep Buyer fully informed of the status and details of any such Alternative Proposal unless in the good faith business judgment of the Board such disclosure is inconsistent with the Board's fiduciary duties to the holders of USX--Delhi Common Stock.

          (d) The Board may, upon written notice to Buyer, terminate this Agreement if, in the reasonable good faith business judgment of the Board (after consultation with such in-house or outside counsel, investment bankers and other advisors as the Board deems appropriate) such termination is consistent with the Board's fiduciary duty to the holders of USX--Delhi Stock.

          (e)  In the event that the Board terminates this Agreement pursuant to
(d) above, then USX shall pay to Buyer the sum of $20,000,000, by wire transfer of immediately available funds not later than two business days after the giving of written notice of termination. Such payment shall be in full and complete satisfaction of any obligations owed by USX to Buyer in connection with this Agreement.

     4.4 Satisfaction of Certain Obligations. On or before the Closing Date USX shall undertake steps to adjust the assets and liabilities of the Subject Companies on a combined basis as necessary so that had these steps been undertaken on the Effective Date, the balance sheet of the Subject Companies on a combined basis would have been as reflected in column G of Schedule 4.4 (which is based upon September 30, 1997 assets and liabilities). Schedule 4.4 details, by way of example, assuming that the Effective Date was September 30, 1997 the assets and liabilities listed under column G on Schedule 4.4 for which the Subject Companies are to be responsible and those assets and liabilities listed under columns C, D, and E on Schedule 4.4 for which USX is to be responsible.

          4.4.1 Subject Company Items. The procedures involve the following adjustments at the Subject Company level:

               (a) All cash and cash equivalents shall remain with USX. To the extent that cash is not used to settle other items, there shall be a dividend declared immediately prior to the Closing of all cash held by any of the Subject Companies on such date.

               (b) The Subject Companies shall repurchase from USX all receivables previously sold to USX.

               (c) All accounts payable (both third party and intercompany) and all employee obligations (both current and long-term) shall remain the responsibility of the Subject Companies.
                                      -13-

               (d) All accrued taxes (other than accrued taxes that are reasonably expected to be payable or receivable within one year and which are eliminated in column B of Schedule 4.4) shall remain the responsibility of the Subject Companies and shall be settled in accordance with the Tax Matters Agreement.

               (e) All intercompany debt and related interest shall be settled by USX or USX shall cause its subsidiaries to settle all such intercompany debt and related interest.

               (f) All external debt, both current and long-term, and related accrued interest shall be settled by USX or there shall be an adjustment to the Purchase Price to reflect retention of such obligations by the Subject Companies.

               (g) All deferred credits and other liabilities shall remain the responsibility of the Subject Companies

               (h) Adjustments to deferred income taxes as determined to be appropriate by USX.

          4.4.2 Group Items. USX shall remain responsible for and the Subject Companies shall have no responsibility for the items reflected in the columns C, D and E as set forth in Schedule 4.4, provided that the Subject Companies shall remain responsible for the payment of taxes as set forth in the Tax Matters Agreement.

     4.5  Indemnification.

          (a) Except as set forth in the Tax Matters Agreement and (d) below, USX shall indemnify Buyer and its affiliates and hold them harmless from any loss, liability, claim or damage incurred arising from the operations of USX Corporation (including, without limitation, USX headquarters' functions and any claims made by current or former shareholders of USX), the U.S. Steel or Marathon Group, including, without limitation, Marathon Oil Company ("Marathon") businesses prior to, on or after the Closing Date but excluding from such indemnity the operations of the Subject Companies prior to, on or after the Closing Date.

          (b) Except as set forth in the Tax Matters Agreement and (d) below, Buyer shall and shall cause the Subject Companies to jointly and severally indemnify USX and its affiliates and hold them harmless from any loss, liability, claim or damage incurred arising from the operations of the Subject Companies prior to, on or after the Closing Date, but excluding from such indemnity the operations of USX Corporation (including, without limitation, USX headquarters' functions and any claims made by current or former shareholders of
USX), the U.S. Steel or Marathon Group, including, without limitation, Marathon Oil Company ("Marathon"), businesses prior to, on or after the Closing Date.
                                     -14-
          (c) The indemnification herein shall include both known and unknown matters; whether arising under statute, regulation, order, contract or tort; whether disclosed or undisclosed; whether innocent or involving negligence, gross negligence or intentional misconduct and whether the liability thereon is absolute or contingent on the date hereof.

          (d) The indemnification set forth above shall not excuse any of USX, Buyer, the Subject Companies, any subsidiary of USX or the Buyer from performing their respective obligations under any agreement for the purchase or sale of goods or services, or relating to indemnification obligations entered into between them in the ordinary course of business consistent with past practice, including the indemnification agreed to in the Termination Agreements dated August 9, 1990 between Marathon, as successor in interest to TXO Production Corp., and the Subject Companies. USX shall cause Marathon to continue to abide by and perform all of Marathon's obligations under the Termination Agreements, including the obligation to indemnify and hold the Subject Companies harmless against certain litigation as provided therein.

     4.6  Commitments of Koch.

          (a) Koch agrees that it will provide Buyer with sufficient funds to pay the Purchase Price hereunder.

          (b) Koch agrees that in the event that Buyer breeches (i) its obligation to consummate the Closing, (ii) its representations set forth in
Section 2.2 or (iii) its covenants in Sections 3.2.1 and 3.2.2 Koch will be liable for any damages awarded to USX by a court as a result of such breech.

          (c) Koch agrees that for a period until December 31, 2001, if at any time during such period the consolidated net worth of the Subject Companies, or their successors and assigns, is less than $75,000,000 then during the period of such deficiency Koch shall guarantee, up to the level of the deficiency below $75,000,000, the due and timely payment by the Subject Companies under Section
4.5 provided that in no event shall Koch be obligated to pay more than $75,000,000 under such guarantee of the indemnity.

       4.7    Electric Power Business.  In
connection with the decision to exit the electric power marketing business, USX shall reimburse the Subject Companies for the amount by which Shutdown Costs (as hereinafter defined) incurred by the Subject Companies after the Effective Date exceed $500,000. Shutdown Costs shall mean the costs actually incurred for (i) severance and other termination obligations relating to the eleven (11) employees employed full-time in the existing electric power marketing business;
(ii) the liquidation of any contract positions taken in connection with the sale of electric power; (iii) any futures contracts entered into by the Subject Companies concerning the sale of electric power entered into prior to the Closing Date; and (iv) operating expenses incurred after the Effective Date relating solely to the electric power marketing business, in each case, net of any revenues generated. Such reimbursement
                                      -15-
obligation shall be paid monthly upon receipt by USX of documentation supporting the incurrence of Shutdown Costs. Buyer will cause the Subject Companies to take all commercially reasonable steps to minimize Shutdown Costs. Buyer agrees that USX will not be responsible for costs arising from a decision by the Buyer to re-enter the electric power marketing business after the Closing Date.


                                    Article V

                              Conditions to Closing

     5.1 Conditions Precedent to USX's Obligations. All obligations of USX arising pursuant to this Agreement are subject to performance at or prior to the Closing Date of all of Buyer's obligations hereunder and to the satisfaction of each of the following conditions, unless expressly waived in writing by USX.

          5.1.1 Opinion of Counsel. USX shall be furnished with the opinion of Lawrence R. Purtell, Esquire, General Counsel of Koch, or John H. Bomgardener, II, Assistant General Counsel of Koch, addressing the representations contained in Sections 2.2.1, 2.2.2, and 2.2.3.

          5.1.2 Representations and Warranties. The representations and warranties made by Buyer herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though all representations and warranties had been made on and as of such date, and the Buyer's Chairman of the Board of Directors, President or Vice President have so certified on behalf of Buyer.

          5.1.3 Covenants and Agreements. Buyer shall have performed or complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by Buyer by the time of Closing and the Buyer's Chairman of the Board of Directors, President or Vice President shall have so certified on behalf of Buyer.

     5.2 Conditions Precedent to Buyer's Obligations. All obligations of Buyer arising under this Agreement are subject to the performance at or prior to the Closing Date of all of USX's obligations hereunder and to the satisfaction of each of the following conditions, unless expressly waived in writing by Buyer.

          5.2.1 Opinion of Counsel. Buyer shall be furnished with the opinion of Dan D. Sandman, General Counsel, or John A. Hammerschmidt, Assistant General Counsel, of USX addressing the representations contained in Sections 2.1.1, 2.1.2, 2.1.3, 2.1.4 and 2.1.5 (other than concerning financial statements contained therein).

          5.2.2 Representations and Warranties. The representations and warranties made by USX herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and
                                      -16-
warranties have been made on and as of such date and USX's Chairman of the Board of Directors, Vice Chairman & Chief Financial Officer, or Vice President & Treasurer and the President, Senior Vice President-Administration, General Counsel & Secretary, or the Vice President-Finance & Accounting of Delhi Gas Pipeline Corporation shall have so certified on behalf of USX in substantially the form attached hereto as Schedule 5.2.2.

          5.2.3 Covenants and Agreements. USX shall have performed or complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by USX by the time of Closing and USX's Chairman of the Board of Directors, Vice Chairman & Chief Financial Officer or Vice President & Treasurer shall have so certified on behalf of USX.

          5.2.4 Material Contract Consents. Receipt of any consent to the sale of the Subject Company Stock required under any Material Contract.

     5.3 Mutual Conditions Precedent. The obligations of both USX and Buyer shall be subject to the satisfaction on or prior to the Closing Date of each of the following, unless expressly waived in writing by both parties.

          5.3.1 No Injunctions. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the purchase and sale of the Subject Company Stock shall be in effect.

          5.3.2 HSR Filing. All waiting periods under HSR have expired, no order enjoining the consummation of the transaction contemplated herein has been entered by any court, no action seeking to enjoin the consummation of this transaction has been commenced by any person and neither the Federal Trade Commission or the Department of Justice have threatened to seek to enjoin the transaction.


                                   Article VI


                                     Closing

     6.1 Closing Date. The closing of this transaction shall occur on the latter of (a) November 14, 1997 or (b) the second Business Day following the satisfaction of the conditions set forth in Section 5.3 hereof. Business Day shall mean any day other than a Saturday, Sunday or day on which commercial banks are permitted to be closed in New York, NY, Pittsburgh, PA or Wichita, KS(the "Closing Date").

     6.2  The Closing.

          (a) The Closing shall be held at the offices of USX at 600 Grant Street, Pittsburgh, PA, or such other place as the parties shall agree at 11:00 A.M. on the Closing Date.
                                      -17-
          (b) A pre-closing shall be held on the Business Day immediately prior to the Closing Date and, to the extent possible, all documents delivered by either party shall be examined at the pre-closing.

          (c)  At the Closing, USX shall deliver:

               (i)Certificates for the Subject Company Stock duly endorsed for transfer to the Buyer vesting in Buyer legal and beneficial title to the Subject Company Stock free and clear of all liens, pledges, security interests or other encumbrances other than any arising out of Buyer's actions;
               (ii)    Resignations of each director of any Subject Company;
               (iii)   The opinion of counsel specified in Section 5.2.1;
               (iv) The officer's certificate specified in Section 5.2.2; and
               (v) Such other documents and certificates as Buyer or its counsel may reasonably request.

          (d)  At the Closing, Buyer shall deliver:

               (i)The Purchase Price by wire transfer of immediately available funds to a domestic bank account specified by USX in writing at least two (2) Business Days prior to the Closing Date;
               (ii)    The opinion of counsel specified in Section 5.1.1;
               (iii)   The officer's certificate specified in Section 5.2.1;
               (iv)    An agreement by each of the Subject Companies to jointly
                  and severally assume the indemnification obligations set forth in Section 4.5 (b); and
               (v)Such other documents and certificates as USX or its counsel may reasonably request.

     6.3  Effective Date.

          (a) The transaction contemplated herein shall be effective upon the Effective Date, as defined below. The parties intend that if the Closing occurs that the risks and rewards of the Subject Companies between the Effective Date and the Closing Date shall be for the account of the Buyer .To implement such result (i) if the amount of cash and cash equivalents (the "Cash Balance") of the Subject Companies on a combined basis on the Closing Date is greater than the Cash Balance reflected in column A of Schedule 4.4 as of the Effective Date ("Column A Cash Balance"), USX shall pay the amount of such difference to Buyer, and, if the Cash Balance on the Closing Date is less than Column A Cash Balance, then Buyer shall pay the amount of such difference to USX and (ii) if the intercompany debt balance (including accrued interest related thereto) (the "Debt Balance") of the Subject Companies on a combined basis on the Closing Date is greater than the Debt Balance reflected in column A of Schedule 4.4 as of the Effective Date (the "Column A Debt Balance"), Buyer shall pay the amount of such difference to
                                      -18-
USX and, if the Column A Debt Balance is less than the Debt Balance on the Closing Date, then USX shall pay the amount of such difference to Buyer.

          (b) If the Closing occurs between November 14, 1997 and December 14, 1997, the Effective Date shall mean October 31, 1997, and, if the Closing occurs on or after December 15, 1997 the Effective Date shall be November 30, 1997.

          (c) Within two weeks of the Closing Date, USX shall supply Buyer with its calculation of the payment due to or from USX to satisfy the obligations set forth in Section 1.2 and 6.3(a) if different than the calculation at Closing. Within two weeks of receipt of such calculation, Buyer shall supply USX with any objection to the calculation. If there is such an objection, the matter should be submitted to resolution by a panel of three arbitrators, a representative of Price Waterhouse selected by USX, a representative of KMPG Peat Marwick (or its successor) selected by Buyer, and a third accountant selected by the other two (the "Panel"). Within two weeks of their selection, the Panel shall resolve any issue in dispute by selecting in total the calculation submitted by one party. The decision of the Panel shall be final and binding and the loser shall pay the total costs and expenses of the Panel.

     6.4  Termination.

          (a) This Agreement may be terminated by either party by written notice to the other if the Closing does not occur by December 31, 1997, provided, however, that the party seeking termination pursuant to this clause
(a) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement. Except in the case of a material breach of this Agreement, in the event of such termination, no party shall be liable to the other party for any damages, costs or expenses incurred in connection with the negotiation and execution of this Agreement and the Tax Matters Agreement, and no party shall have any further obligation under this Agreement or the Tax Matters Agreement.

          (b) This Agreement may be terminated by USX at any time in accordance with the provisions of Section 4.3(d).

     6.4 Time Is Of The Essence. The parties agree that time is of the essence in this Agreement.


                                   Article VII

                                  Miscellaneous

     7.1 Expenses. Except as expressly provided in this Agreement, whether or not the transactions contemplated hereunder shall be consummated, each party shall pay its own expenses incident to the preparation of this Agreement and for consummating the transaction, including all outside counsel and accountant fees incurred by it. Each party
                                      -19-
shall also pay all filing fees, taxes and other expenses required to be paid by it under applicable laws, regulations or contracts to perform the covenants and obligations hereunder.

     7.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if actually delivered by any reasonable means or if mailed by registered or certified mail, return receipt requested, to the following addresses or to such other address as any party may subsequently designate in writing:

          (a)If to USX, then to:

                    USX Corporation
                    600 Grant Street
                    Pittsburgh, PA  15219-4776
                    Attention:  T. J. Usher
                                Chairman of the Board of Directors
                                & Chief Executive Officer
             With copy to:

                    D. D. Sandman, Esquire
                    General Counsel
                    USX Corporation
                    600 Grant Street
                    Pittsburgh, PA   15219-4776

          (b)If to Buyer, then to:


                    Koch Midstream Enterprises, Inc.
                    600 Travis Street
                    Houston, TX  77251
                    Attention:  John Gibson
                              President

             With a copy to:

                    Lawrence R. Purtell, Esquire
                    General Counsel
                    Koch Industries, Inc.
                    4111 E. 37th Street North
                    Wichita, KS  67220

                    William C. Pitcher, Esquire
                    Assistant General Counsel
                    Koch Industries, Inc.
                    600 Travis Street
                    Houston, TX  77251

                                      -20-
     7.3. Applicable Laws; Counterparts. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. This Agreement may be executed simultaneously in two or more counterparts, including by facsimile, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

     7.4. Entire Agreement. This Agreement, including the Attachment hereto and any document incorporated by reference therein and herein, and the Confidentiality Agreement contains the full agreement between the parties hereto, supersedes any and all agreements and amendments thereto which may have been heretofore negotiated or entered into between them. There are no further understandings written or oral between the parties.

     7.5. Advisors. USX acknowledges that it has consulted with Lehman Brothers in connection with this matter and that any fees or compensation due Lehman Brothers shall be paid solely by USX. Except for the foregoing, neither party has retained any advisor or broker and each party shall indemnify the other against any claim arising for an action taken by such party concerning any commission or other fees.

     7.6. Publicity. Each Party agrees to issue a joint press release promptly upon the execution and delivery of this Agreement and USX may file a Current Report on Form 8-K with the Securities and Exchange Commission within ten (10) days of the date hereof. Except for such disclosure or as otherwise required by law or pursuant to request of any governmental agency, each party agrees that neither it nor its attorneys, advisors, accountants and agents shall make any press release or other disclosure concerning the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Each party agrees that prior to making any press release or other disclosure concerning the transaction, it will make available a copy of the proposed press release or other disclosure for the other party's comments.

     7.7. Descriptive Heading. The descriptive headings of this Agreement are inserted for convenience only and are not intended to indicate all of the matter following them. Accordingly, they shall not control or affect the meaning or construction of any of the provisions hereof.

     7.8. Severability. If any provisions of this Agreement shall be determined to be invalid or unenforceable, the remainder of this Agreement shall not be effected thereby and shall remain enforceable to the maximum extent permitted by law.

     7.9. Survival. All representations, warranties and covenants of the parties shall terminate on the Closing Date except for those covenants requiring performance after the Closing Date.

     7.10 Parties. This Agreement is intended solely for the benefit of the parties and no rights are created or intended to be created in favor of any third parties. This

                                      -21-

      Agreement cannot be assigned by either party hereto without the written consent of the other party.

     7.11. Amendment. This Agreement may not be amended or modified other than by written agreement executed by the parties hereto expressly stating that it is a modification of this Agreement.

     IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement as of the date first set above.


                          USX CORPORATION


                          By:/s/  G. R. Haggerty
                                  --------------
                                  G. R. Haggerty
                                  Vice President and Treasurer


                          KOCH MIDSTREAM ENTERPRISES, INC.


                          By: /s/ John Gibson
                                  -----------
                                  John Gibson
                                  President


                          KOCH INDUSTRIES, INC., as to Section 4.6    only


                          By:/s/ Kyle D. Vann
                                 ------------
                                 Kyle D. Vann
                                 Senior Vice President
                                      -22-

                                                ATTACHMENT I

                      SUBJECT COMPANIES


Name                           Shares         Shares
                               Authorized     Issued
Delhi Gas Pipeline Corporation 4,000          4,000
Delhi Energy Services Inc.     1,000          1,000
Delhi Gasmark, Inc.            1,000,000      1,000,000
Delhi Gas Marketing Corp.      1,000          1,000
The Nueces Company             3,000          2,000
Sweetwater Pipeline            1,000          1,000
Corporation
Tonkawa Gas Processing Company 2,000          1,000

Schedule 4.4
USX-DELHI GROUP - BALANCE SHEET
SEPTEMBER 30, 1997
                                Col.   Col.   Col.   Col.    Col.   Col.   Col.
                                   A      B      C      D       E      F     G
                                                                          Delhi
                                Delhi Section  Cor-   Tax    Debt         Busi-
                                Busi-  4.4.1   porate                     nesses
                               nesses Adjust-  Allo-  Alo-   Allo-        after
                                       ments  cations       catiions    settle-
                                                    cations        Total  ment
                              ------------------------------------------------
ASSETS
Cash and cash ewuivalents      48.0  (48.0)                   0.4    0.4    0.0
Receivables
  Trade                       173.3                           0.8  174.1  173.3
  Intercompany                  1.7                                  1.7    1.7
  Taxes receivable to other groups            6.7                    6.7    0.0
  Sales to USX               (126.5)  126.5                          0.0    0.0
  Sale to third parties                     (50.0)                 (50.0)   0.0
                                ----   ----   ----   ----    ----   ----   ----
    Total receivables          48.5   126.5 (43.3)     0.0    0.8  132.5  175.0
Inventories                     5.5                                  5.5    5.5
Deferred income taxes                                 1.2            1.2    0.0
Other current assets            3.9                                  3.9    3.9
                                ----   ----   ----   ----    ----   ----   ----
  TOTAL CURRENT ASSETS        105.9    78.5 (43.3)    1.2    1.2   143.5  184.4
Investments and long-term
          receivables           4.5           0.2                    4.7    4.5
Property, plant and equipment 595.7           0.3                  596.0  595.7
Other noncurrent assets         8.1           2.4            0.6    11.1    8.1
                               ----    ----   ----   ----    ----   ----   ----
  TOTAL ASSETS                714.2    78.5 (40.4)    1.2    1.8   755.3  792.7
                                ----   ----   ----   ----    ----   ----   ----
LIABILITIES AND EQUITY
  Notes payable                                               6.4    6.4    0.0
  Accounts payable
    Trade                     173.6           0.3             0.1  174.0  173.6
    Intercompany               13.7    (0.8)                        12.9   12.9
                                ----   ----   ----   ----    ----   ----   ----
    Total accounts payable    187.3    (0.8)   0.3    0.0     0.1  186.9  186.5
Payroll and benefits payable    4.5    (0.1    0.9                   5.3    4.4
Accrued taxes                   5.7    (5.7)(A) 4.3 (A)              4.3    0.0
Accrued interest                0.1    (0.1)    0.1           3.7    3.8    0.0
Long-term debt due within one year                           36.8   36.8    0.0
                                ----   ----   ----   ----    ----   ----   ----
  TOTAL CURRENT LIABILITIES   197.6   (6.7)    5.6    0.0    47.0  243.5  190.9
Long-term debt
  External                      1.6            (1.6)        227.9  227.9    1.6
  Intercompany                146.3 (146.3)                          0.0    0.0
                                ----   ----   ----   ----    ----   ----   ----
    Total long-term debt      147.9 (146.3)   (1.6)   0.0   227.9  227.9    1.6
Long-term taxes payable to USS Group                  1.6            1.6    0.0
Deferred income taxes         144.9     5.2  (0.5)   (4.5)        145.1   0.0(B)
Employee benefits             13.0             0.4                  13.4   13.0
Deferred credits and other
 liabilities                    5.8                                  5.8    5.8
                                ----   ----   ----   ----    ----   ----   ----
  TOTAL LIABILITIES           509.2 (147.8)     5.5  (4.5)   274.9 637.3  211.3
Preferred stock of consolidated
  subsidiary                                                  3.8    3.8    0.0
EQUITY
  Subsidiary equity           205.0   226.3 (431.3)                 0.0 581.4(B)
  Common shareholders' equity                114.2                 114.2    0.0
  Equity in allocations                      271.2    5.7 (276.9)     0.0   0.0
                                ----   ----   ----   ----    ----   ----   ----
    TOTAL EQUIY               205.0   226.3 (45.9)     5.7(276.9)   114.2 581.4
                                ----   ----   ----   ----    ----   ----   ----
    TOTL LIABILITIES AND
           EQUITY             714.2    78.5 (40.4)     1.2    1.8   755.3 792.7

--------------------------

(A) Elimination of portion of accrued taxes reasonably estimated to be due within one year.
(B) Deferred income tax liabilities reclassified to equity.

                                              Schedule 2.1.8


                 Changes Since June 30, 1997

1. Decision to exit the electric power marketing distribution business.

2. Letter of intent executed to acquire various gas gathering plants in Oklahoma that ONEOK Products owns jointly with one of the Subject Companies and a pipeline facility in Oklahoma that is wholly owned by an affiliate of ONEOK for a total price of $ 30,500,000.

3. Decision to shutdown the Gilmer and Grapeland treaters.

4. Agreement to settle the Mills litigation for a payment of $675,000.


                    TAX MATTERS AGREEMENT

     This Tax Matters Agreement made and entered into as of the 21st day of October, 1997, by and among USX Corporation, a Delaware corporation (the "Seller"), and Koch Midstream Enterprises, Inc., a Delaware corporation (the "Buyer").

                         WITNESSETH:

     WHEREAS, the Buyer and Seller are entering into a Stock Purchase and Sale Agreement, dated the date hereof, pursuant to which Seller will sell and the Buyer will purchase all of the issued and outstanding stock of Delhi Gas Pipeline Corporation and certain other subsidiaries, listed on Attachment I of the Stock Purchase and Sale Agreement, (each a "Subject Company" and collectively the "Subject Companies") such stock purchase and sale being the "Transaction"; and

     WHEREAS, the parties desire to enter into this Agreement to provide for the allocation between the Buyer, the Seller and the Subject Companies and their respective affiliates, of all responsibilities, liabilities and benefits relating to or affecting any Taxes paid or payable by any of them for any taxable period, whether beginning before, on or after the Closing Date, and to provide for certain other matters including, but not limited to, the making of joint elections under section 338 of the Code by the Buyer and Seller.

     NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the Buyer, the Seller and the Subject Companies hereby agree as follows:
                          ARTICLE I

                         DEFINITIONS
     "Code" shall mean the Internal Revenue Code of 1986, as amended.
     "Return or Returns" shall mean all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes.
     "Short Period" shall mean any tax period of less than twelve months which includes the "Effective Date" and ends on the Effective Date.
     "Tax or Taxes" shall mean all United States federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, employee withholding, unemployment insurance, workers' compensation, use, property, real estate,
                             -1-
excise value added, estimated, stamp, alternative or add-on minimum, environmental tax, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.
     "Tax Authority" and "Taxing Authority" shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

     Capitalized terms not defined herein shall have the same meaning assigned in the Stock Purchase and Sale
Agreement.

                         ARTICLE II

               REPRESENTATIONS AND WARRANTIES
     2.1  Representations and Warranties Concerning the
Subject Companies:

     2.1.1 Filing of Returns and Payment of Taxes. Except as set forth in Schedule A, to the best knowledge of
Seller: (i) all Returns required to be filed by, or with respect to any activities of the Subject companies have been timely filed (except those under valid extension), and, such Returns are true, correct and complete in all material respects, (ii) all Taxes which are due (whether or not actually shown on such Returns), for which Seller is liable pursuant to Article 111, have been paid or have been accrued on the balance sheets as of the Effective Date of the Subject Companies in accordance with GAAP, and (iii) there is no material action, suit, proceeding, investigation, claim or audit now pending against, or with respect to, the Subject Companies in respect of any Taxes or assessments.

     2.1.2 Liens. There are no liens for Taxes (other than for Taxes not yet due and payable) upon the assets of the Subject Companies.

     2.1.3 Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

     2.1.4 Safe Harbor Lease Property. None of the Purchased Assets is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former section 168(f)(8).

     2.1.5 Section 280G Payments. Seller is not in any way obligated to make any payments or is a party to any agreement that could obligate Buyer or the Subject Companies to make any payments that will not be deductible under
Section 28OG of the Code.
                             -2-

     2.1.6 Statute of Limitations. Except as provided in Schedule B, none of the Subject Companies have executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

                         ARTICLE III

           FILING OF RETURNS AND PAYMENT OF TAXES
     3.1  Tax Return Preparation, Liability and Indemnity.

     3.1.1 Tax Indemnification. (a) Except as provided in Section 3.1.1(b), regarding Buyer's liability for up to $1,000,000 of certain taxes, the Seller shall indemnify and save the Buyer and the Subject Companies harmless from any and all (i) Taxes imposed on the Subject Companies in respect of their income, business, property or operations or for which the Subject Companies may otherwise be liable for any period ending prior to or on the Effective Date, including any Short Period or Interim Period (as defined in Section 3.1.2(b)), and (ii) reasonable costs or expenses with respect to Taxes indemnified hereunder. Any indemnity payment required to be made by the Seller pursuant to this
Article III shall be made within 30 days of written notice from the Buyer.

        (b)    Following the Effective Date, the Buyer
shall, and shall cause each Subject Company to, indemnify and save the Seller and its affiliates harmless from any and all (i) liability for Taxes of the Subject Companies for any taxable period ending after the Effective Date (except to the extent such taxable period began before the Effective Date ("Interim Period"), in which case the Buyer's indemnity will cover only that portion of any such Taxes that are not attributable to the Short Period), (ii) federal and state income taxes that exceed one million one hundred sixty-five thousand dollars ($1,165,000) up to one million dollars ($1,000,000) and (iii) all liability for reasonable costs and expenses with respect to Taxes indemnified hereunder. Any indemnity payment required to be made by the Buyer pursuant to this Article III shall be made within 30 days of written notice from the Seller. The indemnity provided in (b)(ii) shall only apply to federal and state income Taxes resulting from those adjustments which are considered to be permanent differences of the Subject Companies and which are attributable to tax periods commencing after 12/31/91 and ending before 1/1/97. The indemnity provided above in
(b)(ii) shall not apply to adjustments which are considered to be temporary differences and which affect the basis of assets owned by the Subject Companies or result in credits or refunds which are to be realized by Seller in any tax period. Subject to the provisions of Section 3.2.1, Buyer and the Subject Companies will not have any responsibility to indemnify Seller for any claim made pursuant to this subsection (b) to the extent such claim is made after the date which is five years after the Effective Date.
                             -3-

     3.1.2 Apportionment of Taxes. (a) In order appropriately to apportion any Taxes relating to a period that includes the Effective Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Effective Date as the last day of a taxable period of each of the Subject Companies (a "Short Period"), and such period shall be treated as a Short Period and a period ending prior to or on the Effective Date for purposes of this Agreement.

        (b)    In any
case where applicable law does not permit one or more of the Subject Companies to treat the Effective Date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the operations of whichever among the Subject Companies cannot make the election required by Section 3.1.2(a), above, for the period which would have qualified as a Short Period if such election had been permitted by applicable law (an "Interim Period") shall be (i) in the case of a Tax that is not based on net or gross income, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such period, and (ii) in the case of a Tax that is based on net or gross income, the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period determined based upon an interim closing of the books. Notwithstanding this Section 3.1.2(a), Seller shall be responsible for all Taxes directly attributable to the deemed sale of assets pursuant to elections made under
Section 338(h)(10) of the Code or similar applicable statutes, regulations or rules provided by other taxing jurisdictions.

     3.1.3 Calculation of lndemnity Payments. The Seller and Buyer agree to treat all indemnity payments made pursuant to this Article III as an adjustment to the purchase price of the Purchased Assets. With the exception of indemnity payments which are made pursuant to Section 3.1.1(b)(ii), the Seller and Buyer agree that, with respect to any payment or indemnity to or for the benefit of the party to be indemnified (each being a "Tax Indemnitee") under this Article III, the indemnifying party's indemnity obligations shall include the payment of such amount, if any, as shall be necessary to hold the Tax Indemnitees harmless on an after-Tax basis from all Taxes required to be paid by the Tax lndemnitees with respect to such payment or indemnity (including any payments made pursuant to this Section 3.1.3) under any law.

     3.1.4 Tax Returns. (a) (i) Seller, with the cooperation of Buyer and the Subject Companies, shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax Authorities) of all Returns required by law to be filed by the Subject Companies for periods ending on or prior to the Effective Date, (ii) such Returns shall be true, correct and complete in all material respects, and (iii) all Taxes indicated as due and payable on such Tax Returns shall be paid or will be paid by Seller as and when required by law, except to the extent such Taxes have been accrued on the balance sheet as of the Effective Date of the Subject Companies in accordance with GAAP.
                             -4-

     (b) Buyer, with the cooperation of Seller, shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Returns required by law to be filed by the Subject Companies for periods ending after the Effective Date, it being understood that all Taxes indicated as due and payable on such Returns shall be paid or will be paid by Buyer as and when required by law, except for such Taxes which are the responsibility of Seller pursuant to this Article III.

     3.1.5 Refund or Credit. In the event that the Buyer or the Subject Companies receives a refund or credit of Taxes for which the Seller or its affiliates bas made a payment pursuant to this Article III (a "Seller's Payment"), the Buyer shall promptly pay to the Seller that portion of such refund or credit which is related to such Seller's Payment. In the event that the Seller receives a refund or credit of Taxes for which Buyer or the Subject Companies has made a payment pursuant to this Article III (a "Buyer's Payment"), the Seller shall promptly pay to the Buyer or the Subject Companies that portion or such refund or credit which is related to such Buyer's Payment. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this section is subsequently reduced or disallowed, the receiving party shall indemnify, defend and hold harmless the paying party from any liability for Taxes, assessed against the paying party by reason of the reduction of disallowance.

     3.1.6     Survival.  Representations set forth in
Article II herein shall not survive the Closing Date. With the exception of Buyer's obligation which is set forth in
Section 3.1.1(b)(ii), all obligations under this Article III shall survive the Closing hereunder and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax. The Buyer's obligation which is set forth in Section 3.1.1 (b)(ii) shall survive the Closing and shall continue until date specified in
Section 3.1.1 (b). Notwithstanding the foregoing, any claim for indemnification shall survive such termination date if any party, prior to such termination date, shall have advised the other party in writing of facts that constitute or may give rise to an alleged claim for indemnification under this Article III (such claim, a "Tax Claim"), specifying in reasonable detail the basis under this Agreement for such claim.

     3.1.7    Resolution of Disputes
Between the Parties. As to any tax matters objected to between the Seller and Buyer, the parties shall negotiate in good faith to resolve such issues. If the parties are unable to resolve such issues within thirty (30) days of the receipt of either party's objections, the items in dispute shall be submitted to Ernst & Young as tax consultants (the "Tax Consultants"), for determination and the decision of the Tax Consultant shall be final and binding. Each party shall submit to the Tax Consultant its calculation of the disputed items and any other written statements and documents as it desires. The Tax Consultant shall be asked to reach its decision within a reasonable period or time. The parties shall share the cost of the Tax Consultant services in proportion to the relationship that each party's calculation of the disputed items bear to the Tax Consultant's Final determination of such item (accordingly, by way of example, if Buyer claims that Seller understated a tax by $100 and the Tax Consultant decides the
                             -5-
 understatement is only $60, Seller would bear 60% of the Tax Consultant fees and expenses and Buyer would bear 40%).

     3.2  Tax Contests.

     3.2.1 Contests. If any claim for Tax is asserted in a Contest (as defined below) against any Tax Indemnitee that would result in the indemnification of any such Tax Indemnitee pursuant to this Article III of the Agreement, then the Tax Indemnitees and the indemnifying party (the
"Tax Indemnitor") agree that the following provisions of this Section 3.2.1 will apply in handling any such claim.
For purposes of this Agreement, a "Contest" is any audit, court proceeding or other dispute with respect to any Tax matter that affects any of the Subject Companies. Unless the Tax Indemnitor has previously received written notice from the Tax Indemnitee of the existence of such Contest, the Tax Indemnitee shall give written notice to the Tax Indemnitor of the existence of any Contest relating to a Tax matter that is or may be the Tax Indemnitor's responsibility under this Article III promptly upon the receipt by the Tax Indemnitee of any written notice of such Contest, but no failure to give such notice shall relieve the Tax Indemnitor of any liability hereunder except to the extent, if any, that the rights of the Tax Indemnitor with respect to such claim are actually prejudiced. Unless the Tax Indemnitor has previously received written notice from the Tax Indemnitee of the existence of such Contest, the Tax Indemnitor shall give written notice to the Buyer of the existence of any Contest promptly upon the receipt by the Tax Indemnitor of any written notice of such Contest. The Tax Indemnitee, on the one hand, and the Tax lndemnitor, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other's representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

     The Seller shall have the right to represent the Subject Companies' interests in any Contest relating to a Tax matter arising in a period ending on or before the Effective Date, to employ counsel of their choice at their expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that the Seller shall consult with the Buyer regarding any such Contest and shall allow the Buyer to participate in any such proceeding and provided, further, that no settlement or other disposition of any claim for Tax which would adversely affect the Buyer or any Subject Company in any taxable period ending after the Closing Date in any manner or to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments and the reduction of loss or credit carryovers) shall be agreed to without Buyer's prior written consent, which shall not be unreasonably withheld.
                             -6-


     The Buyer shall have the right to represent the Subject Companies' interests in any Contest relating to a Tax matter arising in a period beginning before the Effective Date and ending after the Effective Date, to employ counsel of their choice at their expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that the Buyer shall consult with the Seller regarding any such Contest and shall allow the Seller to participate in any such proceeding and provided, further, that no settlement or other disposition of any claim for Tax which would adversely affect the Seller in any taxable period ending before the Closing Date in any manner or to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments and the reduction of loss or credit carryovers) shall be agreed to without Seller's prior written consent, which shall not be unreasonably withheld.

     The Buyer's right as set forth in this Section 3.2.1 shall also apply to any liability which could affect Buyer's obligation to indemnify Seller under Section 3.1.1(b).

     3.2.2 Cooperation and Preservation of Books and Records. The Buyer and the Seller shall provide such assistance to each other as the other party may reasonably request in connection with the preparation of any Return required to be filed in respect of the Subject Companies, any audit or other examination by any Tax Authority, any judicial or administrative proceeding relating to liability for federal, foreign, state or local Taxes, or any claim for refund in respect of such Taxes, and the Buyer and Seller will retain, and upon request provide, any records or information which may be relevant to such Return, audit, examination, proceeding or claim. Such assistance shall include (i) making employees or counsel available at and for reasonable times to provide additional information and explanation of any material to be provided hereunder and
(ii) furnishing access to, and permitting the copying of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be of use in connection with such return, audit, examination, proceeding or claim.

     The Buyer and the Seller recognize that the parties and their respective affiliates may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Buyer, Seller or the Subject Companies; therefore, the Buyer and Seller agree (i) to use their best efforts to properly retain and maintain such records until such time as the Parties agree that such retention and maintenance is no longer necessary and (ii) to allow the requesting party and its respective agents and other representatives (and agents or other representatives of any of their respective affiliates), at times and dates mutually acceptable to the parties, to inspect, review, and make copies of such records as the requesting party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party's expense.
                             -7-


                         ARTICLE IV

                    SECTION 338 ELECTION

     4.1.1 Section 338 Election. (a) With respect to the Seller's sale of the stock of the Subject Companies to the Buyer, the Seller and the Buyer shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code, and, if permissible, similar elections under any applicable state or local income tax laws. The Buyer, the Seller and the Subject Companies shall report the transaction consistent with such elections under
Section 338(h)(10) of the Code or any similar state or local tax provision (the "Elections") and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code) or any similar state or local tax provision.

     4.1.2 Section 338 Forms. The Buyer, the Seller and the Subject Companies shall execute any and all forms necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state and local income tax laws (the "Section 338 Forms"). The Buyer, the Seller and the Subject Companies shall prepare and complete each such
Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed. The Buyer, the Seller and the Subject Companies shall each cause the
Section 338 Forms to be duly executed by an authorized person for the Buyer, the Seller and the Subject Companies in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

      4.1.3 Section 338 Allocation. As soon as practicable after the Closing Date, but no later than five (5) days after the Closing Date, the Seller and the Buyer shall agree on the deemed sales price of the assets of the Subject Companies, the fair market value of the assets of the Subject Companies and the allocation of the deemed sales price of the assets of the Subject
Companies resulting from the Elections (as required pursuant to Section 338
(h)(10) of the Code and regulations promulgated thereunder) among such assets (the "Section 338 Allocation"). The Seller and Buyer shall act together in good faith to determine the "adjusted grossed-up basis" of the stock within the meaning of Treasury Regulation 1.338(h)(10) - 1(f) and agree upon appropriate allocations of the basis among the assets of the Subsidiary in accordance with Section 338(b)(5) of the Code. The calculation of adjusted grossed-up basis and the allocation which the parties shall agree upon shall not include the respective investment banking, legal, accounting and other fees or costs incurred by each of the Seller and the Buyer as a result of the transactions contemplated by this Agreement ("Transaction Costs"). The
Seller shall calculate the gain or loss, if any, resulting from the elections in a manner consistent with the allocations; provided the Seller shall be entitled to take into account the Transaction Costs of the Seller when calculating the gain or loss. The Buyer shall be entitled to add to the basis of the assets its Transaction Costs. If the Buyer and the Seller are unable to agree on the Section 338 Allocation within 5 days after the Closing then the procedures
                             -8-
set forth in Section 3.1.7 shall apply except that a remedy shall be sought as soon as practical. The Buyer, the Seller and the Subject Companies shall file all Returns consistently with the Section 338 Allocation.


                          ARTICLE V

                     GENERAL PROVISIONS

     5.1 Prior Tax Sharing Agreements. This Agreement shall terminate and supersede (i) any and all other tax sharing or allocation agreements or practices in effect on the date hereof as between the Seller or any predecessor or affiliate thereof, on the one hand, and the Subject
Companies on the other hand, for all Tax imposed by any federal, state, local or foreign government or Tax
Authority, and (ii) all rights of any of the parties hereto with respect to such agreements or practices, regardless of the period for which such taxes are imposed.

     5.2 Transfer Taxes. All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the Stock Purchase and Sale Agreement and the transactions contemplated hereby shall be paid by the Buyer, and the Seller and the Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws.

     5.3 Expenses. Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that result from its fulfillment of its obligations under this Agreement,

     5.4 FIRPTA. The Seller shall deliver to the Buyer at the Closing a certificate complying with the Code and Treasury Regulations, in form and substance satisfactory to the Buyer, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

     5.5 Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

     5.6 Confidentiality. All information given by or on behalf of any party hereto to any other party or any agent or attorney for or advisor to such other party shall be considered confidential and shall be used only for the purposes intended.

     5.7 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by
                             -9-
certified or registered mail, postage prepaid and return receipt requested, or by Federal Express, as follows:


     a.   if to the Buyer,

          to it at: Koch Midstream Enterprises, Inc.
                    4111 E. 37th Street
                    North Wichita, KS  67220
                    Attention:     Director of Taxes

     b.   if to the Seller,

          to it at: USX Corporation
                    600 Grant Street
                    Pittsburgh, PA 15219-4776
                    Attention:     Vice President - Taxes

No change in any of such addresses shall be effective insofar as notices and communications are concerned, unless notice of such change shall have been given to the other party hereto as provided in this Section 5.7.

     5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

     5.9 Titles and Headings. Titles and heading to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of interpretation of this Agreement.

     5.10 Successors and-Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. Between the date hereof and the Closing Date, this Agreement shall not be assignable by any party hereto without the written consent of the other parties hereto. After the Closing Date, this Agreement may be assigned by any party hereto, but no such assignment shall relieve the assignor or its obligations hereunder if such assignee does not perform such obligations.

     5.11 Entire Agreement; No Oral Waiver. This Agreement and the agreements and other documents contemplated hereby or referred to herein constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection therewith except to the extent incorporated or specifically referred to herein. No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding
                            -10-
involving this Agreement or the transactions contemplated hereby. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions of this Agreement by binding on any party unless in writing signed by the [President or a Vice President] of the Seller, and by the [President or a Vice President] of the Buyer. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement and no waiver of any provision of or default under this Agreement shall affect the right of the Buyer, the Seller or the Subject Companies thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

     5.12 Severability. If any provisions of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     5.13 No Third-Party Rights. Nothing in this Agreement, expressed or implied, shall or is intended to confer upon any Person other than the parties hereto or their respective successors or assigns.

     IN WITNESS WHEREOF, the parties have executed,

delivered and entered into this agreement as of the day and

year first above written.



                              USX Corporation


                              By:/s/John T. Mills
                              -------------------
                               John T. Mills
                               Vice President - Taxes



                              Koch Midstream Enterprises,
                              Inc.


                              By:/s/John Gibson
                              -----------------
                              John Gibson
                              President

                            -11-

                         SCHEDULE A


   i.   Returns not timley filed - None

   ii.  Taxes due but not accrued - None

   iii. Material Audits

    FEDERAL INCOME TAXES

    1. IRS Appeals

    2. IRS Examination

    STATE TAXES

    1.  Texas sales and use tax audit for Delhi Gas
        Pipe Line Corporation covering December 1993
        through July 1997

    2.  Texas franchise tax audit for Delhi Gas
        Pipeline Corporation and Tonkawa Gas Processing
        Company covering calendar years 1993 through 1995

    3.  Texas sales and use tax audit for Tonkawa Gas
        Processing Company covering January 1992 through
        August 1995.

    4. Louisiana income and franchise tax assessments for Tonkawa Gas Processing Company of $26,745.59 for calendar years 1992 through 1993 is under appeal with the Louisiana Board of Tax Appeals.



                            -12-
                         SCHEDULE B

For federal income tax purposes, the statute of limitations has been extended to December 31, 1998 for taxable years
1990 through 1994.












                            -13-